UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 20, 2025

ZIMMER BIOMET HOLDINGS, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-16407	13-4151777
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

345 East Main Street
Warsaw, Indiana		46580
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (574) 373-3333

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	ZBH	New York Stock Exchange
2.425% Notes due 2026	ZBH 26	New York Stock Exchange
1.164% Notes due 2027	ZBH 27	New York Stock Exchange
3.518% Notes due 2032	ZBH 32	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 27, 2025, Zimmer Biomet Holdings, Inc. (the “Company”) announced that Kevin Thornal has been appointed to the newly-created position of Group President, Global Businesses and the Americas of the Company, effective July 1, 2025.

Prior to joining the Company, Mr. Thornal, age 51, served as President and Chief Executive Officer of Nevro Corp. from April 2023, and as a member of its Board of Directors from May 2023, until the completion of its acquisition by Globus Medical, Inc. in April 2025. He previously served as the Group President of Global Diagnostic Solutions at Hologic, Inc. (“Hologic”) from April 2022 to April 2023. Mr. Thornal served in several leadership positions with increasing levels of responsibility at Hologic from 2014 to April 2023. Prior to Hologic, Mr. Thornal held several roles of increasing responsibility at Stryker Corp. from 2004 to 2014 in sales, marketing, and business development.

There are no arrangements or understandings between Mr. Thornal and any other persons pursuant to which he was selected as an officer of the Company. He has no family relationships with any of the Company’s directors or executive officers, and he is not a party to, and he does not have any direct or indirect material interest in, any transaction requiring disclosure under Item 404(a) of Regulation S-K.

In connection with Mr. Thornal’s appointment, Mark Bezjak, President, Americas, will continue to hold such office but will cease to be an executive officer of the Company at the time Mr. Thornal joins the Company.

Employment Arrangements with Mr. Thornal

Mr. Thornal’s employment with the Company will be on an at-will basis. On May 20, 2025, Mr. Thornal accepted a written offer letter from the Company establishing his compensation as Group President, Global Businesses and the Americas (the “Offer Letter”). On May 22, 2025, the Company entered into a Change in Control Severance Agreement and an Indemnification Agreement with Mr. Thornal. On May 24, 2025, the Company entered into an Employee Non-Disclosure, Trade Secret and Intellectual Property Agreement with Mr. Thornal.

Offer Letter

The Offer Letter provides that Mr. Thornal will be paid an initial annual base salary of $850,000, and he will participate in the Company’s Executive Performance Incentive Plan, as amended (the “EPIP”), with his target annual bonus opportunity for 2025 to be 100% of his base salary (prorated for a partial year of service in 2025), subject to the attainment of pre-established performance goals. He will receive the following equity awards for 2025 under the Company’s 2009 Stock Incentive Plan, as amended (the “2009 Plan”), each with a grant date of the first trading day of the month following his start date: (i) restricted stock units (“RSUs”) with a grant date fair value of approximately $2,650,000 that will vest ratably on the first three (3) anniversaries of the grant date; and (ii) performance-based restricted stock units (“PRSUs”) with a grant date fair value of approximately $2,650,000, having substantially identical performance measures, vesting date and other terms as the annual award of PRSUs granted by the Compensation and Management Development Committee (“Compensation Committee”) in February 2025. Thereafter, Mr. Thornal will be eligible for grants under the 2009 Plan in the discretion of the Compensation Committee. Each equity award granted to Mr. Thornal will be subject to the terms and conditions of the 2009 Plan and the applicable award agreement.

The EPIP and the 2009 Plan were incorporated by reference as exhibits to the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on February 25, 2025.

The Offer Letter further provides that Mr. Thornal will participate in the Company’s Restated Executive Severance Plan (the “Severance Plan”), which provides that in the event that Mr. Thornal’s employment is involuntary terminated without cause, he would be entitled to severance benefits of one times the sum of his base salary and target annual bonus, as well as a cash payment equal to twelve (12) months of COBRA premiums (medical and dental) based on his coverage in effect immediately prior to his separation. The foregoing severance benefits would be subject to his execution of a general release of claims in favor of the Company and applicable terms and conditions set forth in the Severance Plan. The Severance Plan was filed as Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q filed on August 6, 2018, and is incorporated herein by reference as Exhibit 10.4; a summary of the Severance Plan is included in the Company’s definitive proxy statement filed with the SEC on April 14, 2025 (the “2025 Proxy Statement”) under “Executive Compensation – Executive Severance Plan.”

Mr. Thornal will also be entitled to participate in the same compensation and benefit arrangements available to other officers of the Company. Information regarding such arrangements is included in the 2025 Proxy Statement.

The foregoing summary of the Offer Letter is qualified in its entirety by the full text of the Offer Letter, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Change in Control Severance Agreement

The Change in Control Severance Agreement with Mr. Thornal has a term ending December 31, 2025, with one-year extensions thereafter unless either party gives written notice not to extend the agreement at least 30 days prior to the end of the then-current term or unless a “change in control” occurs (as such term is defined in the agreement). If a change in control occurs during the term of the Change in Control Severance Agreement, the agreement will continue in effect for a period of 24 months from the end of the month in which the change in control occurs.

Under the Change in Control Severance Agreement, if Mr. Thornal’s employment is terminated during the term of the agreement following a change in control of the Company other than (i) by the Company for “cause,” (ii) by reason of Mr. Thornal’s death, or (iii) by Mr. Thornal without “good reason” (as such terms are defined in the agreement), Mr. Thornal would be entitled to receive: (a) a lump sum payment equal to two times the sum of his base salary and target annual bonus opportunity; and (b) a lump sum amount equal to any unpaid incentive compensation allocated or awarded to him for the completed calendar year preceding the date of termination and a pro rata portion to the date of termination of the aggregate value of all contingent incentive compensation awards to him for the current calendar year at the target level. If, prior to a change in control, Mr. Thornal’s employment is terminated without cause at the direction of a person who has entered into an agreement with the Company, the consummation of which would constitute a change in control, or by Mr. Thornal for good reason if the circumstance or event that constitutes good reason occurs at the direction of such person, Mr. Thornal would be entitled to receive: (a) a lump sum payment equal to two times the sum of his base salary and the amount of the largest aggregate annual bonus paid to him with respect to the three years immediately prior to the year in which the notice of termination was given; and (b) a lump sum amount equal to any unpaid incentive compensation allocated or awarded to him for the completed calendar year preceding the date of termination, provided that the performance conditions applicable to such incentive compensation are met, and an amount equal to a pro rata portion to the date of termination of the average annual award paid to him under the Company’s incentive compensation plans during the three years immediately prior to the year in which the notice of termination was given.

The Change in Control Severance Agreement also provides that, under the employment termination circumstances described in the preceding paragraph, (i) all outstanding stock options granted to Mr. Thornal would become immediately vested and exercisable, and (ii) to the extent not otherwise provided under the applicable award agreement, any restrictions on outstanding shares of common stock would immediately lapse. In addition, Mr. Thornal would be entitled to receive a lump sum cash amount equal to the unvested portion, if any, of the Company’s matching contributions (and attributable earnings) credited to him under the Company’s 401(k) plan and the Amended and Restated Zimmer Biomet Deferred Compensation Plan. He would also receive a lump-sum payment equal to 24 times the monthly COBRA premium then charged for the same level of medical and dental coverage he had in effect immediately prior to his termination, and the Company would arrange to provide life insurance coverage for a 24-month period substantially similar to the coverage in effect immediately prior to his termination. In addition, the Company would provide Mr. Thornal with outplacement services for up to six months following his termination.

The Change in Control Severance Agreement does not provide for any tax gross-up payments. Further, it provides that in the event amounts payable to Mr. Thornal under the Change in Control Severance Agreement or otherwise in connection with a change in control would be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Excise Tax”), then the value of those payments will either (i) be reduced to the extent necessary so that the payments will not trigger that Excise Tax, or (ii) be paid in full, depending on which course of action would result in the better net after-tax result for Mr. Thornal, taking into account the Excise Tax and any other applicable tax.

All severance payments and benefits under the Change in Control Severance Agreement are subject to the execution of a general release of claims in favor of the Company.

The foregoing summary of the Change in Control Severance Agreement is qualified in its entirety by the full text of the form of Change in Control Severance Agreement, a copy of which is attached hereto as Exhibit 10.2 and incorporated herein by reference.

Employee Non-Disclosure, Trade Secret and Intellectual Property Agreement

The Employee Non-Disclosure, Trade Secret and Intellectual Property Agreement with Mr. Thornal provides, among other matters, that while he is employed by the Company and thereafter, he will be prohibited from using the Company’s trade secret information to solicit any employees or customers of the Company or its subsidiaries or affiliates. At all times while Mr. Thornal is employed by the Company and thereafter, he will be subject to certain confidentiality covenants.

The foregoing summary of the Employee Non-Disclosure, Trade Secret and Intellectual Property Agreement is qualified in its entirety by the full text of the Employee Non-Disclosure, Trade Secret and Intellectual Property Agreement, a copy of which is attached hereto as Exhibit 10.5 and incorporated herein by reference.

Item 7.01	Regulation FD Disclosure.

The Company issued a press release on May 27, 2025 announcing the leadership transition described in Item 5.02 above, which is furnished as Exhibit 99.1 to this report.

The information in this Item 7.01 and Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section. This information shall not be deemed to be incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference to such disclosure in this Form 8-K in such a filing.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

EXHIBIT INDEX

Exhibit No.	Description

10.1	Offer Letter, dated as of May 20, 2025, by and between Zimmer Biomet Holdings, Inc. and Kevin Thornal.

10.2	Form of Change in Control Severance Agreement with Kevin Thornal (incorporated by reference to Exhibit 10.54 to the Registrant’s Annual Report on Form 10-K filed February 23, 2024).

10.3	Form of Indemnification Agreement with Non-Employee Directors and Officers (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed July 31, 2008).

10.4	Restated Zimmer Biomet Holdings, Inc. Executive Severance Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q filed August 6, 2018).

10.5	Employee Non-Disclosure, Trade Secret and Intellectual Property Agreement, dated as of May 24, 2025, by and between Zimmer Biomet Holdings, Inc. and Kevin Thornal.

99.1	Press Release issued by Zimmer Biomet Holdings, Inc., dated May 27, 2025.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 27, 2025

ZIMMER BIOMET HOLDINGS, INC.

By:	/s/ Chad F. Phipps
Name:	Chad F. Phipps
Title:	Senior Vice President, General Counsel and Secretary